             Martin Marietta Corporation and Subsidiaries

                    Quarterly Performance (unaudited)

                      (in millions, except per share)

                                         Earnings      Earnings before Cumulative Effect
   Quarter        Net Sales          from Operations         of Accounting Changes         Net Earnings (Loss)
               1994     1993        1994          1993        1994         1993             1994          1993

 First        $2,034    $1,169      $207         $124           $184        $ 76             $184          $(353)
 Second        2,491     2,613       252          222            163         124              163            124
 Third         2,563     2,466       271          224            149         131              149            131
 Fourth        2,786     3,188       248          218            140         119              140            119
              --------------------------------------------------------------------------------------------------
 Year         $9,874    $9,436      $978         $788           $636        $450             $636            $21
              ==================================================================================================


                                                   Earnings Per Common Share
                                             before Cumulative Effect of Accounting
                                Quarter         Changes, Assuming Full Dilution
                                                    1994              1993

                                First              $1.47            $  .81
                                Second              1.29               .99
                                Third               1.18              1.04
                                Fourth              1.11               .94
                                ------------------------------------------
                                Year               $5.05             $3.80*
                                ==========================================

                                * The sum of per-share earnings by quarter does not equal earnings per share for the year because the average number of shares outstanding increased during the second quarter of 1993 as a result of the assumed conversion of the convertible Series A preferred stock.



                                         Common Stock Price Range and Dividends Per Share

                Quarter        High      Low               High      Low           Dividends Paid

                                     1994                       1993             1994         1993

                First         $47.25    $41.875           $37.44    $32.00       $.225       $ .21
                Second         45.00     40.875            39.94     35.81        .225         .21
                Third          51.00     43.000            44.875    39.06         .24        .225
                Fourth         47.25     41.500            46.625    40.375        .24        .225
                              --------------------------------------------------------------------
                Year                                                             $ .93       $ .87
                                                                                ==================

